Exhibit 99.1

China New Media Corp. Reports Second Quarter Fiscal Year 2011 Financial Results

•	Q2 FY 2011 Revenue Increases 27.3%Year-over-Year to $5.05 million, Net Income Increases 10.9% to $1.3 million
•	Q2 Gross Margins were 55.8% and Operating Margins were 37.5%
•	Six Months Revenue Increases 28.5% Year-over-Year to $9.2 million, Net Income Increases 14.8% to $2.3 million

DALIAN, China, Feb. 14, 2011 – (PR Newswire) – China New Media Corporation (OTCBB: CMDI), China’s fast-growing advertising company with current outdoor media network located in Dalian, Shenyang, Tianjin and Shanghai, today announced the financial results for its second quarter of fiscal year 2011 ended in December 31, 2010.

Financial Summary

Second Quarter FY 2011 Results (USD) (Three months ended December 31, 2010)
	Q2 2011	Q2 2010	CHANGE (%)

Revenue	$5.0 million	$4.0 million	+27.3%
Gross Profit	$2.8 million	$2.3 million	+24.3%
Net Income	$1.3 million	$1.1 million	+10.9%
EPS (Fully Diluted)	$0.05	$0.04	+25.0%

First Six Months FY 2011 Results (USD) (Six months ended December 31, 2010)
	Six Months FY2011	Six Months FY2010	CHANGE (%)

Revenue	$9.2 million	$7.1 million	+28.5%
Gross Profit	$5.2 million	$4.2 million	+22.8%
Net Income	$2.3 million	$2.0 million	+14.8%
EPS (Fully Diluted)	$0.09	$0.08	+12.5%

“We are pleased with our performance in the second quarter of fiscal year 2011. With our continuous focus on expanding our outdoor media network and aggressively seeking new sales contracts, our business remains strong and growing,” stated Mr. James Wang, Chairman and Chief Executive Officer of China New Media. “We continue to focus on building our brand name to earn new clients and to foster client loyalty with our existing customer base. Our presence in Dalian, Shenyang, Tianjin and Shanghai was further strengthened, with new platforms added and being constructed in all those cities. We believe that our strong performance demonstrates the effectiveness of our business strategy of aggressively expanding our media platform into major cities of China, and to penetrate further into the markets where we are established. We expect to see continued growth in 2011.”

Second Quarter of FY 2011 Results

For the second quarter of fiscal year 2011 which was ended December 31, 2010, net revenues were $5.0 million, an increase of 27.3%, from $4.0 million for the same period of fiscal year 2010.  The increase was attributable to an increase in sales to both new and existing customers through an expanded media network in Dalian, Shenyang, Tianjin and Shanghai.

During the second quarter of fiscal year 2011, Revenues generated from Dalian district (the Company’s headquarter) increased to $4.5 million, an increase of 19.9% from $3.8 million for the same quarter of fiscal year 2010,  accounting for 89.4% of the Company’s total sales, compared with 94.9% same period last year. This revenue increase was mainly attributable to the stronger demand of the Company’s street fixture display network, outdoor billboards and the City Navigator platform. Revenues in Shenyang, Tianjin and Shanghai districts account for 3.6%, 1.0% and 6.0% of total sales, respectively, compared with 5.1%, 0% and 0% same period in 2009. Revenue increased in Dalian, Shenyang, Tianjin and Shanghai districts, and partially offset by a decrease in sales through the street fixture and display network in Shenyang. This decrease was due to the Company’s focus on sales through the billboard platforms in Shenyang. Having recognized that the billboard platforms have significant growth potential and attractive profit margin, going forward we will strategically focus our resources on Billboard platform segment sales in cities outside of our headquarter.

Cost of revenues increased to $ 2.2 million, up $529,992 or 31.2% from $1.7 million in the second quarter of fiscal year 2010. This increase mainly resulted from the increased sales during the period. Cost of revenue as a percentage of sales revenue for the three months ended December 31, 2010 and 2009 were 44.2% and 42.8%, respectively. The increase was largely due to the billboard construction cost in Shenyang city, and the platform maintenance cost for city transit system in Dalian city.

During the three months ended December 31, 2010, gross profit increased by $551,765, or 24.3%, to $2.8 million from approximately $2.3 million for the three months ended December 31, 2009. Gross profit margin was 55.8% for the second quarter of fiscal year 2011, compared with 57.2% a year ago. The decrease is mainly due to the billboard construction cost in our Shenyang subsidiary.

Selling, general and administrative expenses totaled $0.926 million during the three months ended December 31, 2010 as compared to $0. 698 million for the three months ended December 31, 2009. The increase in selling, general and administrative expenses was mainly attributed to an increase in payroll and administrative costs, which was in line with the increase in revenue.

Operating income for the second quarter of fiscal year 2011 was $1.9 million, up 20.6% from $1.6 million in the second quarter of fiscal year 2010. Operating margin was 37.5%, compared to 39.6% in the same quarter of fiscal year 2010.

Net income attributable to the Company increased to $1.3 million for the three months ended December 31, 2010, as compared with $1.1 million during the three months ended December 31, 2009, an increase of 10.9%. The increase in net income was a result of the Company’s increased revenue and improvements in cost-control efforts.

Six Months Results

For the six months ending December 31, 2010, net sales increased 28.5% to $9.2 million, up from $7.1 million for the six months ended December 31, 2009. For the first six months in fiscal year 2011, revenues generated from Dalian district accounted for 88.8% of total net sales, increased $1.3 million, or 18.4%, to $8.1 million from $6.9 million for the six months ended December 31, 2009. Revenues generated from Shenyang, Tianjin and Shanghai accounted for 4%, 0.7%, and 6.5% of total sales, respectively.

Gross profit increased 22.8% to $5.2 million, versus $4.2 million in the same period a year ago. Gross margin was 56.8% and 59.5% for the six months ended December 31, 2010 and 2009, respectively. Operating income for the first six months rose 18.7% to $3.5 million compared to $3.0 million for the first six months of fiscal year 2010. Net income in the first six months of fiscal year 2011 was $2.3 million, or $0.09 per fully diluted share, based on 27.55 million weighted average shares outstanding. Net income in the first six months of fiscal year 2010 was $2.0 million, or $0.08 per basic and fully diluted share, based on 26.5 million (26.9 million diluted) weighted average shares outstanding.

Financial Condition

As of December 31, 2010, the Company has cash and cash equivalents of $1.24 million, a decrease of $429,710 from $1.7 million as of June 30, 2010.  Presently, the Company’s principal sources of liquidity were generated from its operations and through local commercial bank loans.

Cash provided in operating activities for the six months ended December 31, 2010 was $3.92 million, compared with $3.94 million same period in 2009.

Cash used in investing activities was $5.3 million for the six months ended December 31, 2010 as compared to $4.4 million for the six months ended December 31, 2009. Cash used in investing activities was mainly attributable to the acquisition of intangible assets and billboards use rights, as well as the addition of property and equipment.

For the six months ended December 31, 2010, net cash provided by financing activities was $901,221 as compared to cash provided by financing of $3.4 million for the same period in 2009.  The decrease was primarily due to the decrease of net proceeds from capital contributions of $3.5 million, partially offset by the increase of net proceeds from short-term bank loans of 1.0 million.

RECENT DEVELOPMENTS

On January 14, 2011, the company completed an investment approximately RMB 7 million (US$1,050,000) to upgrade a billboard located at Youhao Square in Dalian into a HD LED Screen with size over 140 square meters (approximately 1,506 square feet). This screen becomes the company’s third outdoor HD LED screen in Dalian.

On January 24, 2011, the Company acquired the operating right of a billboard located at key business district in Shenyang city from Shenyang Golden Hotel. The agreement is for three years and the Company plans to invest approximately RMB 3 million ($455,000) to upgrade it into a mega-sized LED screen with a size of over 500 square meters (approximately 5,382 square feet) for advertising publishing.

About China New Media Corp.

Founded in September 2000, Dalian Vastitude Media Group Co., Ltd., now known as China New Media Corp., is headquartered in Dalian, the commercial center of Northeastern China. The company owns and operates the city’s largest outdoor media network encompassing over 600 bus shelters furnished with billboards and displays; 130 taxi stops with displays; and 13 large-size billboards, including 3 large-size LED displays at major traffic conjunctions. The company also furnishes more than 400 buses with advertising posters and 28 metro-trains throughout Dalian Metro Lines. China New Media provides comprehensive adverting services from art design to ad publishing, from daily maintenance to technical upgrading. Launched in Dalian in 2009, China New Media’s proprietary LED multimedia display network, City Navigator®, is one of the country’s first web-based outdoor advertising network.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements", including statements regarding the Company's ability to meet its obligations under its various contracts; the timeliness of payments and other economic benefits the Company expects to receive under such contracts; and the Company's ability to maintain its customer relationships and to maintain its ability to pursue its commercial objectives. In addition, the Company’s operations are conducted in the PRC and, accordingly, are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe such as risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Rita Jiang
Executive Vice President of Finance
China New Media Corp.
Tel: 646-691-5047
Email: rita.jiang@gmail.com

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.
SOURCE: China New Media Corp.